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Updated Analysis from Phase 3 Trial of Genasense® in CLL Shows Significant
Increase in Duration of Major Responses

BERKELEY HEIGHTS, NJ – May 13, 2005 – Genta Incorporated (NASDAQ: GNTA) today announced an update of results from the Company’s Phase 3 trial of Genasense (oblimersen sodium) Injection in patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Preliminary results of this trial announced in December 2004 showed that the trial had achieved its primary end-point, which was to demonstrate a statistically significant increase in the proportion of patients who achieved either a complete response (CR) or a nodular partial response (nPR). With an additional 6 months of follow-up, one additional patient in the Genasense treatment group has achieved a nPR. Overall, 20 patients (17%) in the Genasense plus chemotherapy group achieved a CR or nPR compared with 8 patients (7%) in the chemotherapy only group (P=0.025). Moreover, extended follow-up has now shown that the duration of CR/nPR is significantly superior for patients in the Genasense treatment group (P=0.035). Five of 8 patients (63%) have relapsed on the chemotherapy only arm compared with 4 of 20 patients (20%) on the Genasense treatment arm.

“For the first time, these updated results enable a direct comparison of the quality of major responses that were achieved in the Phase 3 Genasense trial”, said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “Having achieved the primary end-point, the additional follow-up has shown not only that most major responses on the Genasense arm are durable (that is exceeding 6 months in duration), but also that their duration is significantly superior to those achieved using chemotherapy alone.”

Study Design, Patient Enrollment and Adverse Experience

Patients were eligible for this trial if they had failed standard treatment for CLL that had included fludarabine. Two hundred forty one patients were randomized to receive standard chemotherapy with fludarabine and cyclophosphamide with or without Genasense. In the trial, 120 patients were randomized to receive Genasense plus chemotherapy, and 121 patients were randomized to receive chemotherapy alone. During the study, the incidence of any Grade 3 or Grade 4 serious adverse event was higher in the Genasense group. Specific events that were significantly higher in the Genasense group included (but were not limited to) thrombocytopenia, nausea, fever, fatigue, back pain, weight loss, dehydration, and intravenous catheter complications. However, serious adverse events that resulted in discontinuation of therapy were equal between the treatment arms. Treatment-emergent adverse events that led to deaths on study or within 30 days from last treatment occurred in 9 patients in the Genasense group and 5 patients in the chemotherapy alone group. Other efficacy and safety information from the trial can be accessed at: http://www.genta.com/Genta/InvestorRelation/2004/press_20041206.html

About Chronic Lymphocytic Leukemia

CLL is the most common form of leukemia in adults. According to the American Cancer Society, approximately 8,000 patients will be diagnosed this year, and more than 60,000 people are living with CLL in the United States. The disease arises in lymphocytes, a type of white blood cell that normally produces antibodies and serves important immune functions. Patients with CLL typically develop symptoms that may progress over a period of years, ultimately producing a generalized depression of immunity, marked increases in the size of spleen, liver and lymph nodes, and impaired production of other normal blood cells. Eventually, these problems may cause life-threatening complications, such as overwhelming infections and fatal bleeding. For more information about CLL, visit http://www.leukemia-lymphoma.org.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current treatments for CLL. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated